                                                                       EXHIBIT 2

                            ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement (the "Agreement"), dated as of March 18, 1997, among Stevens International, Inc., a Delaware corporation ("Seller"), and Bernal International, Inc., a Michigan corporation ("Purchaser"),


                             W I T N E S S E T H :

     WHEREAS, Seller, through its Bernal Division ("Bernal"), is engaged in the business of designing, manufacturing, distributing and selling machinery and related equipment, dies and support services for the package printing and consumer products industries, which is conducted at Seller's facility in Rochester Hills, Michigan (the "Business");

     WHEREAS, Seller utilizes the Bernal Assets (as hereinafter defined) in the conduct of the Business;

     WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Bernal Assets; and

     WHEREAS, Seller believes the consideration received in exchange for the Bernal Assets is an amount not less than the fair market value of the Bernal Assets.

     NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

     (a) "Affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first mentioned person.

     (b)  "Assigned Contracts" shall mean those Contracts listed on Exhibit
                                                                    -------
1.1(b) which are to be assigned to, and assumed by, Purchaser.
------

     (c) "Assumed Liabilities" shall mean (i) all executory obligations of continued performance of Seller assigned to and assumed by Purchaser as Assigned Contracts which become performable or payable on, or subsequent to, the Effective Date; (ii) all Warranty Obligations; (iii) all real estate, personal property and ad valorem taxes relating to the Bernal Assets which have been accrued and relate to periods before the Effective Date and are not payable prior to the Effective Date to the extent classified and in the amounts shown as current liabilities on the Closing Balance Sheet, or which accrue after the Effective Date and (iv) those liabilities reflected on and in the amounts shown in the Closing Balance Sheet.

     (d)  "Bernal" shall have the meaning set forth in the preamble hereto.

     (e) "Bernal Assets" shall mean all assets and properties owned by, leased to or otherwise used by Seller in the conduct of the Business, whether tangible or intangible, and wherever located (other than Excluded Assets) on the Effective Date, including (without limitation) all of the following:

          (i)    the Bernal Real Property Interests;

          (ii)   the Bernal Personal Property;

          (iii)  the Bernal Proprietary Rights;

          (iv) all inventories of raw materials, work-in-process and finished goods of Bernal as of the Effective Date;

          (v) all trade accounts receivable and other rights to receive payments from customers of Bernal to the extent classified as current assets on the Closing Balance Sheet and more fully described on Exhibit
                                                                     -------
     1.1(e);
     ------

          (vi) all of Seller's interest in (including all rights, benefits and privileges) all contracts entered into or in connection with the Business including, but not limited to those Assigned Contracts described on Exhibit
                                                                         -------
     1.1(b).
     ------

          (vii) all operating data and records of the Business, including client and customer lists and records, referral sources, research and development reports and records, production reports and records, equipment logs, operating guides and manuals, copies of financial, accounting and personnel records, correspondence and other similar documents and records;

          (viii) all claims of Bernal against third parties relating to the Business or the Bernal Assets, whether known or unknown, contingent or otherwise; and

          (ix) those prepaid expenses relating to the Bernal Assets described on Exhibit 1.1(e).
   --------------

     (f)  "Bernal Financial Statements" shall have the meaning set forth in
Section 3.5.

     (g) "Bernal Personal Property" shall have the meaning set forth in Section 3.9(b).

     (h)  "Bernal Real Property Interests" shall have the meaning set forth in
Section 3.9(a).

     (i)  "Bernal Proprietary Rights" shall have the meaning set forth in
Section 3.12.

     (j) "best knowledge", "have no knowledge of", or "do not know of" and similar phrases shall mean (i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after diligent investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to executive officer of such entity after diligent investigation and inquiry by the principal executive officer of such entity; provided that with respect to the representations and warranties contained in Section 3.12, the limitation in (ii) above shall be further limited to whether the fact was known, or not known, as the context requires, by Paul Madill, Vice President and General Manager of the Bernal Division.

     (k) "Bill of Sale, Assignment and Assumption Agreement" shall have the meaning set forth in Section 8.1(a).

     (l)  "Business" shall have the meaning set forth in the preamble hereto.

     (m) "Closing" shall mean the closing of the transactions contemplated by this Agreement, which shall occur at 10:00 a.m., local time, on the Closing Date in the offices of Dickinson, Wright, Moon, Van Dusen & Freeman, Suite 4000, 500 Woodward Avenue, Detroit, Michigan 48226, or at such other time and place as shall be mutually agreed in writing by the parties hereto.

     (n) "Closing Balance Sheet" shall mean a balance sheet of the Business showing the Bernal Assets and the Assumed Liabilities as the same actually exist as of the Effective Date, prepared in accordance with GAAP and on a basis consistent with that used in preparing the Bernal Financial Statements.

     (o) "Closing Date" shall mean March 17, 1997 or such other date as may be mutually agreed in writing by the parties hereto; provided that the date may not be later than March 18, 1997.

     (p) "Closing Working Capital" shall mean the difference, as of the Effective Date as reflected in the Closing Balance Sheet, between Bernal Assets classified as current assets and Assumed Liabilities classified as current liabilities as determined in accordance with GAAP.

     (q)  "Code" shall have the meaning set forth in Section 2.3(e).

     (r)  "Compensation Plans" shall have the meaning set forth in Section
3.7(b).

     (s)  "Contracts" shall have the meaning set forth in Section 3.10.

     (t)  "Damages" shall have the meaning set forth in Section 9.1.

     (u)  "Designated Employees" shall have the meaning set forth in Section
11.1.

     (v)  "Effective Date" means February 28, 1997.

     (w) "Environmental Laws" means the (i) Toxic Substances Control Act, 15 U.S.C. (S)(S)2601 et seq., (ii) National Historic Preservation Act, 16 U.S.C.
(S)(S)470 et seq., (iii) Coastal Zone Management Zone Act of 1972, 16 U.S.C.
(S)(S)1451 et seq., (iv) Rivers and Harbors Act of 1899, 33 U.S.C. (S)(S)1401 et seq., (v) Clean Water Act, 33 U.S.C. (S)(S)1251 et seq., (vi) Flood Disaster Protection Act, 42 U.S.C. (S)(S)4001 et seq., (vii) National Environmental Policy Act. 42 U.S.C. (S)(S)4321 et seq., (viii) Resource Conservation and Recovery Act of 1976, 42 U.S.C. (S)(S)6901 et seq. ("RCRA"), (ix) Clean Air Act, 42 U.S.C. (S)(S)4701 et seq., (x) Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)(S)9601 et seq., ("CERCLA"), (xi) Hazardous Materials Transportation Act, 49 U.S.C. (S)(S)1801 et seq., (xii) Safe Drinking Water Act, 42 U.S.C. (S)(S)300f et seq., (xiii) Emergency Planning and Community Right-to-Know Act 42 U.S.C. (S)(S)11001 et seq., (xiv) Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. (S)(S)136 et seq., and (xv) all other federal, state, county, municipal and local statutes, laws regulations and ordinances which relate to or deal with protection of the environment, all as may be from time to time amended.

     (x)  "Excluded Assets" shall mean the following assets and properties:

          (i) all rights of Seller arising under this Agreement and the consummation of the transactions contemplated hereby, (ii) all cash, bank deposits and marketable securities, (iii) all corporate minute books, stock records, and tax returns of Seller and such other similar corporate books and records of Seller as may exist on the Effective Date, including records of Seller's Affiliates; provided, however, that Purchaser shall be entitled to obtain copies of such records of Seller relating to the Bernal Assets as Purchaser may reasonably require in connection with the operation of the Business or use of the Bernal Assets subsequent to the Effective Date, (iv) all interests in and to the corporate names of any Affiliates of Seller (other than Bernal), including Stevens International, Inc. and all variances thereof and all rights to the use of such names as trademarks; all listings pertaining to any of Seller's Affiliates (other than Bernal) in all telephone books and directories; and stationary, forms, labels, shipping material, catalogs, brochures, artwork, photographs and advertising and promotional materials relating to Seller and any of Seller's Affiliates (other than Bernal), (v) all computer programs, hardware and software (including documentation and related object and source codes) and like property and all records thereof owned by Seller and used by Seller or any Seller's Affiliates (other than those used exclusively in the Business which includes the MRP software on location at the Bernal offices), (vi) all rights to refunds of taxes applicable to periods prior to the Effective Date, (vii) all intercompany receivables from any of Seller or Seller's Affiliates, (viii) all assets of Seller not used or useful in the Business, (ix) assets located at Seller's Zerand Division in New Berlin, Wisconsin (other than the Product Drawings which shall be licensed to Purchaser as set forth in Section 11.3), (x) computer software or other MIS programs used at Seller's corporate headquarters in Fort Worth, Texas, and not used exclusively in connection with the Business, and (xi) the Cincinnati T-50 machining center, the Okuma grinder (model GP57E) and related tools and equipment to be identified on Exhibit 1.1(x).
                                                    --------------
     (y)  "Financial Statements" shall have the meaning set forth in Section
3.5.

     (z) "GAAP" shall mean generally accepted accounting principles consistently applied from period to period and throughout any period in accordance with the past practices of Seller as it relates to the Business. For purposes of this Agreement it is hereby acknowledged and agreed that the agreed upon accounting conventions expressed on Exhibit 1.1(z) shall also apply for
                                         --------------
purposes of calculating the change in working capital.

     (aa) "Governmental Authority" shall mean any board, bureau, department, commission, legislative body, officer, official, agency, court, tribunal, division, or instrumentality of the government of: (i) the United States of America; (ii) any state, territory, or other subdivision of the United States of America; or (iii) any county, township, city, town, village, or other local unit of government located in the United States of America.

     (ab) "Hazardous Substance(s)" shall mean (i) any flammable or combustible substance, explosive, and/or radioactive material, hazardous waste, toxic substance, pollutant, contaminant or substance regulated by any of the Environmental Laws, and (ii) asbestos, polychlorinated biphenyls, urea formaldehyde, explosives, petroleum products and by-products (including fraction thereof) and radon to the extent regulated by Environmental Laws.

     (ac) "Independent Accounting Firm" shall mean a "Big Six" accounting firm, other than Deloitte & Touche, L.L.P. and Coopers & Lybrand, LLP, or such other nationally recognized firm of independent public accountants as Seller and Purchaser may agree upon.

     (ad) "Liability Threshold" shall have the meaning set forth in Section 9.3.

     (ae) "Net Adjustment Amount" means the positive or negative difference between (a) the Year-end Working Capital, and (b) the Closing Working Capital.

     (af) "Noncompetition Agreement" shall have the meaning set forth in Section 7.1(b).

     (ag) "Ordinary Course of Business" means the usual and customary way in which Seller has conducted its business in the past.

     (ah) "Product Drawings" shall mean those certain systems related product drawings of Seller set forth in Exhibit 11.3.
                                ------------

     (ai) "Property" means, with respect to the Business, any parcel of real estate now or heretofore owned by Seller or in which Seller has or had any interest, including any lessee's interest held as security for any obligation.

     (aj)  "Purchase Price" shall have the meaning set forth in Section 2.3(a).

     (ak)  "Purchaser" shall have the meaning set forth in the preamble hereto.

     (al)  "Retained Liabilities" shall have the meaning set forth in Section
2.5.

     (am)  "Seller" shall have the meaning set forth in the preamble hereto.

     (an)  "Seller Financial Statements" shall have the meaning set forth in
Section 3.5.

     (ao)  "Seller's Estimate" shall have the meaning set forth in Section
2.2(c).

     (ap) "Warranty Obligations" shall mean Seller's contractual obligations to repair or replace Seller's products of the Business sold by Seller to the purchaser thereof or the original retail buyer, and such obligations of Seller under any implied warranties that may be imposed by operation of law.

     (aq) "Year-end Working Capital" shall mean the difference as reflected in the Bernal Financial Statements, between the Bernal Assets (other than Excluded Assets) classified as current assets and Assumed Liabilities classified as current liabilities of the Business, as determined in accordance with GAAP as set forth on Exhibit 1.1(aq).
             ---------------

                                   ARTICLE II

                               PURCHASE AND SALE

     SECTION 2.1. PURCHASE AND SALE OF THE BERNAL ASSETS. Subject to and upon the terms and conditions contained herein, at the Closing effective the Effective Date, Seller shall sell, transfer, assign, convey and deliver to Purchaser free and clear of all security interests, liens, claims and encumbrances and Purchaser shall purchase, accept and acquire from Seller, the Bernal Assets.

     SECTION 2.2. ASSIGNMENT OF RIGHTS BY SELLER. On the Closing Date Seller shall assign to Purchaser all of Seller's rights under the Assigned Contracts which become or continue to be performable or payable on or subsequent to the Effective Date; provided that there shall not be assigned to Purchaser any Assigned Contracts if an attempted assignment thereof without the consent of the other party or parties thereto would constitute a breach thereof or any way adversely affect the rights of Seller thereunder and such consent is not obtained, or if an attempted assignment would be ineffective or would affect the rights of Seller thereunder so that Purchaser would not, in fact, receive the benefits thereof. Seller covenants and agrees that the beneficial interest in and to any such agreements shall to the extent permitted by the relevant agreement and/or by law, pass to Purchaser, and Seller will covenant and agree:
(a) that it will hold and declare that it holds such agreements in trust for the benefit of the Purchaser, its successors and assigns, from and after the closing date; (b) to use commercially reasonable efforts to obtain and secure any and all consents and approvals that may be necessary to effect such assignment or assignments of the same; (c) to make or complete such assignment or assignments as soon as reasonably possible; and (d) to cooperate with Purchaser in other reasonable arrangement designed to provide for actions necessary to enable Seller to fulfill any such agreements until effective assignment thereof to Purchaser can be obtained. Purchaser shall use commercially reasonable efforts to assist Seller in its efforts to obtain and secure any and all consents and approvals that may be necessary to affect the assignment or assignments of the contracts, leases, licenses and rights. Notwithstanding the foregoing, Purchaser shall not be obligated to close the transaction contemplated by this Agreement if Seller has not obtained the consents listed on Exhibit 2.2 or is
                                                            -----------
unable to assign the contracts listed on Exhibit 2.2.
                                         -----------

     SECTION 2.3  PURCHASE PRICE.

     (a) PURCHASE PRICE. The total purchase price for the Bernal Assets (the "Purchase Price") shall be an amount of cash equal to $15,000,000, as adjusted as provided in Section 2.3(c) and the assumption of Assumed Liabilities.

     (b) PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid on the Closing Date by certified or cashiers check payable to Seller or by wire transfer in immediately available funds to an account designated by Seller in an amount equal to the Purchase Price as adjusted pursuant to Section 2.3(d).

     (c) ESTIMATE OF NET ADJUSTMENT AMOUNT. At Closing, Seller shall provide Purchaser with Seller's good faith estimate of the Net Adjustment Amount, which estimate shall be based upon Seller's review of the financial statements and information with respect to the Business and discussions with members of the management of the Business ("Seller's Estimate"). Seller shall consult with Purchaser concerning the preparation of Seller's Estimate, and shall provide Purchaser with reasonably detailed backup information supporting the computation of Seller's Estimate. If Seller's Estimate is a positive amount (an increase in Closing Working Capital compared to Year-End Working Capital), Purchaser shall add such amount to the Purchase Price, and if Seller's Estimate is a negative amount (a decrease in Closing Working Capital compared to Year-End Working Capital), Purchaser shall deduct such amount from the Purchase Price.

     (d)  FINAL CALCULATION OF NET ADJUSTMENT AMOUNT.

          (i) As promptly as practicable after the Closing Date, but in no event later than 90 days after the Closing Date, Seller shall prepare and deliver to the Purchaser the Closing Balance Sheet. Purchaser shall have the opportunity to observe and consult with Seller during the preparation of the Closing Balance Sheet.

          (ii) The Purchaser may dispute any amounts reflected on the Closing Balance Sheet by notifying Seller in writing (specifying each disputed item, specifying the amount thereof in dispute, and setting forth, in reasonable detail, the basis for such dispute) within 15 days after Purchaser receives the Closing Balance Sheet. In the event of such a dispute, the Purchaser and Seller shall attempt in good faith to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If the Purchaser and Seller are unable to reach a resolution of such dispute within 15 days after the receipt by Seller of Purchaser's written notice of dispute, the Purchaser and Seller shall submit the items remaining in dispute for resolution to the Independent Accounting Firm, which shall act as arbitrator and shall promptly as practicable after submission, determine and report to the parties upon such remaining disputed items, and such report shall be final, binding and conclusive on the parties. Purchaser and Seller shall provide the Independent Accounting Firm with such information, and shall afford such accountants such access to Purchaser's and Seller's books and records, as such accountants may reasonably request in connection with their determination of the Net Adjustment Amount. The fees of the Independent Accounting Firm in connection with such determination shall be shared equally by the Purchaser and Seller.

          (iii) Within 10 days of the expiration after the earlier of 1) the expiration of the time for the Purchaser to object to the Closing Balance Sheet under Section 2.3(d)(ii) or 2) the date the Purchaser gives Seller written notice that it has no objections to the Closing Balance Sheet, or, as the case may be, within 10 days following resolution of any dispute pursuant to 2.3(d)(ii):

                  A) if the difference between i) Seller's Estimate and ii) the Net Adjustment Amount is a positive amount, Purchaser shall pay to Seller an amount equal to such difference; or

                  B) if the difference between i) Seller's Estimate and ii) Net Adjustment Amount is a negative amount, Seller shall pay to Purchaser an amount equal to such difference.

     (e) ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Bernal Assets as set forth in the Form 8594 (Asset Acquisition Statement Under Section 1060) as provided by Purchaser to Seller and as provided in Section 1060 of the Internal Revenue Code of 1986 (the "Code"). Purchaser and Seller shall each file Form 8594 on a timely basis reporting the allocation of the Purchase Price consistent with the allocation in the Form 8594 provided by Purchaser to Seller. Purchaser and Seller shall file on a timely basis any amendments required to such Form 8594 as a result of a subsequent increase or decrease of the Purchase Price. Purchaser and Seller shall not take any position on their respective income tax returns that is inconsistent with the allocation of the Purchase Price as provided by Purchaser to Seller in the Form 8594 or as adjusted as a result of a subsequent increase or decrease in the Purchase Price.

     SECTION 2.4. ASSUMED LIABILITIES. On the Closing Date effective as of the Effective Date, Purchaser shall assume the Assumed Liabilities from Seller.

     SECTION 2.5. RETAINED LIABILITIES. Except as otherwise specifically set forth in Section 2.4 of this Agreement, Purchaser shall not assume any liabilities or obligations of Seller of any kind, whether such liabilities or obligations relate to payment, performance or otherwise, are matured or unmatured, are known or unknown, are contingent or otherwise, are fixed or absolute, or are present, future or otherwise including, but not limited to Seller's obligations in the Assigned Contracts which become performable or payable prior to the Effective Date (the "Retained Liabilities"), it being understood that all of the Retained Liabilities shall remain the sole responsibility and obligation of, and shall be retained, paid, performed and/or discharged solely by, Seller.

     SECTION 2.6. EXCLUDED ASSETS. Seller shall retain ownership and possession of the Excluded Assets.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants that the following are true and correct as of the date hereof and will be materially true and correct through the Closing Date as if made on that date:

     SECTION 3.1. ORGANIZATION AND GOOD STANDING; QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Seller is duly qualified and licensed to do business in all jurisdictions where the nature of its business makes such qualification necessary, except where the failure to be qualified or licensed would not have a material adverse affect on Seller or the Business.

     SECTION 3.2. AUTHORIZATION AND VALIDITY. The execution, delivery and performance by Seller of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Seller. This Agreement and each other agreement contemplated hereby have been or will be as of the Closing Date duly executed and delivered by Seller and constitute or will constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

     SECTION 3.3. NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Certificate of Incorporation or Bylaws of Seller or any agreement, indenture or other instrument under which Seller is bound or to which any of the Bernal Assets are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon any of the Bernal Assets or (ii) to the knowledge of Seller violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Seller or the Bernal Assets, which violation would have a material adverse affect on the Business.

     SECTION 3.4.  CONSENTS. Except as set forth in Exhibit 3.4, no consent of
                                                    -----------
any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the other agreements contemplated hereby on the part of Seller.

     SECTION 3.5. FINANCIAL STATEMENTS. Seller has furnished to Purchaser Seller's unaudited balance sheet and related audited statements of income, retained earnings and cash flows for the year ended December 31, 1996, including the notes thereto (the "Seller Financial Statements"), as well as compiled financial statements of the Business as of December 31, 1996 (the "Bernal Financial Statements" and together with Seller Financial Statements the "Financial Statements"). The Bernal Financial Statements fairly present the financial condition and results of operations of the Business as of the dates and for the periods indicated and have been prepared in conformity with GAAP.

     SECTION 3.6  LIABILITIES AND OBLIGATIONS.  Except as set forth in Exhibit
                                                                        -------
3.6, in accordance with GAAP, to the knowledge of Seller, the Bernal Financial
---
Statements reflect all
liabilities of Seller, accrued, contingent or otherwise (known or unknown and asserted or unasserted), arising out of transactions effected or events occurring on or prior to the date hereof.

     SECTION 3.7.  EMPLOYEE MATTERS.

     (a)  CASH COMPENSATION.  Exhibit 3.7(a) contains a complete and accurate
                              --------------
list of the names and cash compensation of all employees of Seller working in the Business who are currently compensated at a rate in excess of $50,000 per year and who earned in excess of such amount during Seller's preceding fiscal year.

     (b)  COMPENSATION PLANS.  Exhibit 3.7(b) contains a complete and accurate
                               --------------
list of all compensation plans, arrangements or practices sponsored by or to which Seller contributes on behalf of its employees working in the Business (the "Compensation Plans"). The Compensation Plans include without limitation plans, arrangements or practices that provide for severance pay, deferred compensation, incentive, bonus or performance awards, and stock ownership or stock options.

     (c)  EMPLOYMENT AGREEMENTS.  Exhibit 3.7(c) contains a complete and
                                  --------------
accurate list of all employment agreements to which Seller is a party with respect to its employees working in the Business.

     (d)  ERISA.

          (i) Seller is not now and never has been a party to nor obligated to contribute to: (a) an employee pension benefit plan (as defined in
     Section 3(2) of the Employee Retirement Income Security Act of 1974; as amended ("ERISA") which is subject to the plan termination provisions of Title IV of ERISA except as disclosed in Exhibit 3.7(d); or (b) a
                                              --------------
     multiemployer plan as defined in Sections 3(37) or 4001(a)(3) or ERISA or a multiple employer plan as defined in Section 413(c) of the Code, nor shall the Closing cause Seller nor any member of a group determined pursuant to
     (ii) below to have any withdrawal liability (either as contributing employer or as part of a controlled group which includes a contributing employer) to any multiemployer plan or to any multiple employer plan.

          (ii)    Except as disclosed in Exhibit 3.7(d), Seller is not now nor
                                         --------------
     has ever a member of (a) a controlled group of corporations as described in
     Section 414(b) of the Code; (b) a group of trades or businesses under common control as defined in Section 414(c) of the Code; (c) an affiliated service group as defined in Section 414(m) of the Code; (d) a group of corporations or trades or businesses under common control as defined in
     Section 4001(b)(1) of ERISA; or (e) a controlled group as defined under
     Section 4001(a)(14) or ERISA.

          (iii)   Except as disclosed in Exhibit 3.7(d), no Compensation Plan
                                         --------------
     which is a qualified plan under Section 401(a) of the Code and no trust created thereunder has incurred an "accumulated funding deficiency" as defined in Section 412 of the Code or Section 302 of ERISA (whether or not waived), and there have been no "reportable events" as defined in Section 4043 of ERISA, with respect to any such Plan.

          (iv) No plan which is a qualified plan under Section 401(a) of the Code and no trust created thereunder has been terminated, partially terminated, curtailed, discontinued, or merged into another plan or trust except with full and complete notice to all participants and beneficiaries, the Internal Revenue Service and any other relevant governmental agency as required by ERISA or the Code; and any such termination, partial termination, curtailment, discontinuance, or merger had been accompanied, to the extent require by applicable law, by the issuance of a current, favorable determination letter by the Internal Revenue Service and by any other relevant governmental agency including, but not limited to the Pension Benefit Guaranty Corporation ("PBGC").

          (v) From and after their employment date with Purchaser, Purchaser shall provide its standard benefits to those employees of Seller who are hired and employed by Purchaser after the Closing, provided that Purchaser shall not be responsible or liable for benefits to such employees which become payable during or by reason of employment by Seller other than those assumed as Assumed Liabilities. Provided further, that Purchaser will not be responsible for costs, fees, claims, expenses and benefits arising under any Seller plan, arrangement or program relating to persons who are employees or prior employees of Seller on the Closing Date or who are not employed by Purchaser after the Closing (all of which costs, fees, claims, expenses and benefits shall be the sole responsibility of Seller other than those assumed as Assumed Liabilities).

          (vi) Purchaser shall have no obligation to assume any of Seller's Compensation Plans or make any contributions to any of such plans following the sale contemplated by this Agreement. Purchaser shall not be responsible for any liability under ERISA or the Code with respect to any Seller plan, arrangement or program which may be incurred as a result of the sale contemplated by this Agreement and/or the employment by Purchaser of persons employed by Seller and covered by any such plan, arrangement or program prior to the closing of such sale. Seller agrees to indemnify and hold harmless Purchaser against any liability under ERISA or the Code with respect to any Seller plan, arrangement or program which may be asserted against Purchaser as a result of such sale, and/or any related transactions.

          (vii)   Except as disclosed on Exhibit 3.7(d), there is no litigation,
                                         --------------
     disputed claim or governmental proceeding pending or threatened with respect to any Compensation Plan, its related trust, or any fiduciary, administrator, or sponsor of any Compensation Plan.

          (viii) With respect to any Seller group health plan subject to "COBRA" requirements (within the meaning of Code Section 5000(b)(1), Seller has provided and agrees to provide all general notifications to its employees of their rights under Section 4980B of the Code and all notifications required by the occurrence of a qualifying event described under Section 4980B of the Code, including, but not limited to termination of such employees' employment by Seller, even if such employee is employed by Purchaser after the Closing Date. Seller acknowledges that it has full responsibility to provide Section 4980B coverage to all existing qualified elected coverage in a manner consistent with applicable law. Any violation of COBRA requirements with respect to such Seller group health plan shall remain the sole responsibility of Seller and Seller agrees to hold

     Purchaser harmless from any damages, costs, fees, claims and expenses arising from such violations.

          (ix) All workers' compensation claims of Seller's employees relating to events occurring prior to any such employee's employment by Purchaser, whether or not filed by such date or employment shall remain the sole responsibility of Seller. All severance claims of Seller's employees relating to service with Seller shall remain the sole responsibility of Seller.

          (x) Up to the time of Closing, Seller accepts full responsibility with respect to and agrees to abide by all provisions of the Worker Adjustment and Retraining Notification Act (29 USC Sections 2101-2109) and regulations or interpretative rules promulgated thereunder, including, but not limited to the providing of any notices required thereunder.

     SECTION 3.8  ABSENCE OF CERTAIN CHANGES.  Except as set forth in Exhibit
                                                                      -------
3.8, since  December 31, 1996, Seller in connection with the Business and the
---
Bernal Assets has not

     (a) suffered any material adverse change, whether or not caused by any deliberate act or omission of Seller, in its condition (financial or otherwise), operations, assets, liabilities, business or prospects;

     (b) contracted for the purchase of any capital assets having a cost in excess of $25,000 or paid any capital expenditures in excess of $25,000;

     (c) incurred or discharged any liabilities or obligations except in the ordinary course of business;

     (d) mortgaged, pledged or subjected to any security interest, lien, lease or other charge or encumbrance any of Bernal Assets;

     (e) suffered any damage or destruction to or loss of any Bernal Assets (whether or not covered by insurance) that has materially and adversely affected, or could materially and adversely affect, the Business;

     (f) acquired or disposed of any Bernal Assets except in the ordinary course of business;

     (g) written up or written down the carrying value of any of the Bernal Assets;

     (h) changed the costing system or depreciation methods of accounting for the Bernal Assets;

     (i)  waived any material rights or forgiven any material claims;

     (j) lost or terminated any Bernal employee, customer or supplier, the loss or termination of which has materially and adversely affected, or could materially and adversely affect, Business or Bernal Assets;

     (k) increased the compensation of any Bernal employee except in the ordinary course of business;

     (l)  entered into, adopted or amended any Compensation Plan; or

     (m) entered into any other commitment or transaction or experienced any other event that is material to this Agreement or to any of the other agreements and documents executed or to be executed pursuant to this Agreement or to the transactions contemplated hereby or thereby, or that has materially and adversely affected, or could materially and adversely affect, the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Business.

     SECTION 3.9.  TITLE; LEASED ASSETS.

     (a) BERNAL REAL PROPERTY. Seller does not own any real property used in connection with the Business. The leased real property referred to in Section 3.9(c) constitutes the only real property used in the conduct of the Business ("Bernal Real Property Interests").

     (b) BERNAL PERSONAL PROPERTY. A description of all tangible and intangible personal property owned by Seller and used in the Business (collectively, the "Bernal Personal Property") is set forth in Exhibit 3.9(b).
                                                               --------------
Except as set forth in Exhibit 3.9(b), Seller has good and valid title to all
                       --------------
the Bernal Personal Property. The Bernal Personal Property and the leased personal property referred to in Section 3.9(c) constitute the only personal property used in the conduct of the Business. Upon consummation of the transactions contemplated hereby and subject to Section 2.1, Purchaser shall receive good and valid title to the Bernal Personal Property free and clear of all security interests, liens, claims and encumbrances other than those described in Exhibit 3.9(b) (except for tax liens not yet due and payable but
             --------------
accrued on the Closing Balance Sheet).

     (c) LEASES. A list of all material leases of real and personal property used in the Business is set forth in Exhibit 3.9(c). All such leases are valid
                                     --------------
and enforceable in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

     (d) RIGHT TO USE ASSETS. Except for those assets acquired since December 31, 1996, which are listed in Exhibit 3.9(d), all tangible assets used in the
                              --------------
conduct of the Business are reflected in the Bernal Financial Statements in a manner that is in conformity with GAAP. Seller owns, leases or otherwise possesses a transferable right to use all the Bernal Assets used in the conduct of the Business, and except for the Excluded Assets, will transfer all of such rights to Purchaser effective as of the Effective Date.

     SECTION 3.10.  CERTAIN CONTRACTS.  Exhibit 3.10 contains a complete and
                                        ------------
accurate list of material contracts of the following types relating to any of the Bernal Assets to which Seller is a party or by which it is bound (the "Contracts"):

     (a) All material contracts with any distributor, manufacturer, broker, franchisor, franchisee, dealer, sales representative, consultant, agent or management entity, including without limitation, distribution contracts, manufacturer representative contracts, management, agency contracts and bonus contracts;

     (b) All material contracts relating to any joint venture, licensing arrangement, partnership or sharing of profits or losses with any person or entity or permitting any person or entity to utilize any technology, know-how or proprietary information of Seller;

     (c) All contracts containing covenants purporting to materially limit Seller's freedom to compete in the Business, with any person or entity or in any geographic area;

     (d) All contracts that contain an obligation of confidentiality with respect to any information furnished by Seller to a third party or received by it from a third party and relating to the Business;

     (e) All real property leases, and all personal property leases which involve or are reasonably expected to involve expenditures in excess of $25,000 during any fiscal year of Seller;

     (f)  All material contracts relating to the Bernal Proprietary Rights;

     (g) All purchase orders and contracts for the purchase of materials, products or supplies which are for a term of more than twelve (12) months or which involve or are reasonably expected to involve aggregate payments by Seller to any one party of more than $25,000 during any fiscal year of Seller or which were entered into other than in the ordinary course of Business;

     (h) All contracts for the purchase of equipment, machinery and other items which under GAAP constitute capital expenditures or which involve or are reasonably expected to involve expenditures in excess of $25,000 (in the aggregate with respect to contracts with a single third party) during any fiscal year of Seller;

     (i) All contracts with any single party or person with any other division of Seller or any Affiliate thereof;

     (j) All contracts that involve or may involve the payment or receipt by Seller (whether in payment of debt, as a result of a guarantee or indemnification, for goods or services or otherwise) in excess of $25,000 (in the aggregate with respect to contracts with a single third party) over the term thereof or which are cancelable by Seller only after giving at least thirty (30) days notice without any penalty or other financial obligation; and

     (k)  All contracts with unions.

     SECTION 3.11. INSURANCE. With respect to the Bernal Assets and the Business, Seller carries property, liability, workers' compensation and such other types of insurance as is customary in Seller's industry. A list of such insurance policies are set forth in Exhibit 3.11. All of such policies are
                                    ------------
valid and enforceable policies, issued by insurers of recognized responsibility in amounts and against such risks and losses as is customary in Seller's industry. Such insurance shall be outstanding and duly in force without interruption up to and including the Closing Date.

     SECTION 3.12. PATENTS, TRADE-MARKS, SERVICE MARKS AND COPYRIGHTS. Exhibit
                                                                       -------
3.12 is a list of all trademarks, trade names, patents and copyrights, patent
----
applications and all licenses and other rights related thereto which are owned or used by Seller in the Business and relate primarily thereto (hereinafter referred to collectively as the "Bernal Proprietary Rights"). To the best of Seller's knowledge, except as set forth in Exhibit 3.12, each Bernal Proprietary
                                           ------------
Right is owned free and clear of all encumbrances or has been duly licensed for use by Seller for use in the Business. To the best of Seller's knowledge, except as set forth on Exhibit 3.12, none of the Bernal Proprietary Rights has been or
                ------------
is the subject of any pending adverse claim, or, to the best of Seller's knowledge, any threatened litigation or claim of infringement.

     SECTION 3.13. LITIGATION. To the best of Seller's knowledge, except as set forth on Exhibit 3.13, there are no legal actions, suits or other legal
         ------------
proceedings pending or threatened, against or affecting Seller or relating to the Business, which if determined in a manner adverse to Seller, would result in a material adverse effect on the Business or financial condition of Seller. To the best of Seller's knowledge, Seller is not (i) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to the Business, Bernal Assets, or Bernal employees or (ii) in default with respect to any such order, writ, injunction or decree.

     SECTION 3.14.  ENVIRONMENTAL MATTERS.

     (a)  To the knowledge of Sellers, except as described in Exhibit 3.14
                                                              ------------
hereto and matters that would not have a material adverse effect on the Business, (i) Seller is in compliance with all Environmental Laws, and (ii) no Hazardous Substances have been released, emitted or disposed of, or otherwise deposited by Seller, on or in the Property except in compliance with Environmental Law.

     (b) To the knowledge of Seller, no activity has been undertaken on the Property that has caused or contributed to:

          (i) the Property becoming a treatment, storage or disposal facility as defined in RCRA or any similar state law or local ordinance;

          (ii) a release or threatened release of any Hazardous Substances in violation of Environmental Law; or

          (iii) the discharge of pollutants or effluents into any water source or system or into the air, or the dredging or filling of any waters, that would require a permit under
                                    -xviii-
the Federal Water Pollution Control Act, 33 U.S.C. (S)1251 et seq., the Clean
                                                           -- ---
Air Act, as amended, 42 U.S.C. (S)7401 et seq., or any similar foreign or state
                                       -- ---
law or local ordinance.

     (c)  Except as described in Exhibit 3.14 hereto Seller has not received any
                                 ------------
written notice from a Governmental Authority or third party that there are substances or conditions in or on the Property that may support a claim or cause of action under any Environmental Law.

     (d) To the knowledge of Seller, there are not, and never have been any Underground Storage Tanks (as defined in RCRA) located in or under the Property.

     (e) Seller has obtained all permits required by all applicable Environmental Laws, all such permits are in full force and effect, and Seller is in material compliance with all such permits.

     (f)  Except as described in Exhibit 3.14 hereto, there are no pending or,
                                 ------------
to the knowledge of Seller, threatened claims, investigations, administrative proceedings, litigation, regulatory hearings or requests or demands for remedial or response actions or for compensation, with respect to the Property, alleging noncompliance with or violation of any Environmental Law or seeking relief under any Environmental Law.

     SECTION 3.15  TAXES.   Except as described in Exhibit 3.15, all income,
                                                   ------------
excise, corporate, franchise, property, sales, use, payroll, withholding and other taxes related to taxable periods or portions thereof ending prior to or on the Effective Date, including without limitation governmental charges, assessments and required contributions of Seller with respect to the Business that may result in the filing of a lien on the Assets or that may result in the imposition of transferee or other liability on Purchaser for the payment of such taxes, have been accurately recorded and duly paid or accrued in the Year-End Balance Sheet, collected or withheld and remitted to the appropriate governmental agency, except for current taxes not due and payable prior to or on the Effective Date, which Seller shall pay when due.

     SECTION 3.16.  COMPLIANCE WITH LAWS.  Except as described on Exhibit 3.16,
                                                                  ------------
Seller has complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports. There are no existing violations by Seller of any federal, state or local law or regulation except for such violations that would not result in a material adverse effect upon the Business.

     SECTION 3.17. NO IMPLIED WARRANTY. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE III, SELLER IS MAKING NO REPRESENTATION OR WARRANTY AS TO THE BERNAL ASSETS OR THE BUSINESS.

     SECTION 3.18 USE OF PURCHASE PRICE. Seller intends to use the proceeds received from the Purchase Price to pay the costs and expenses associated with the transactions contemplated by the Agreement, to repay borrowings from its secured lenders and to pay trade accounts payable.

     SECTION 3.19 BULK SALE INFORMATION. Seller has prepared a list of names and business addresses of all creditors and claimants of Seller known to Seller as of March 4, 1997 and delivered same to Purchaser. The claims set forth therein include claims that are admitted and claims that may be in dispute.

     SECTION 3.20 APPLICATION OF REVENUES. For the period of time between the Effective Date and the Closing Date, Seller has applied all revenues, receipts and other proceeds of Bernal and the Business for the benefit of the Business to pay and discharge the Assumed Liabilities.



                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants that the following are true and correct as of the date hereof and will be materially true and correct through the Closing Date as if made on that date:

     SECTION 4.1. ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     SECTION 4.2. AUTHORIZATION AND VALIDITY. The execution, delivery and performance by Purchaser of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Purchaser. This Agreement and each other agreement contemplated hereby have been or will be as of the Closing Date duly executed and delivered by Purchaser and constitute or will constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

     SECTION 4.3 NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Purchaser or any agreement, indenture or other instrument under which Purchaser is bound or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Purchaser or the properties or assets of Purchaser.

     SECTION 4.4 FINDER'S FEE. Except for fees payable to Roney & Co., purchaser has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

     SECTION 4.5 FINANCIAL CONDITION OF SELLER. Purchaser has reviewed the Financial Statements, has been informed by Seller and understands the deteriorating financial condition of the Business.

     SECTION 4.6 BREACH OF REPRESENTATIONS AND WARRANTIES. Purchaser has no actual knowledge of any breach of, or any inaccuracy of the representations and warranties of Seller in this Agreement.

     SECTION 4.7. HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976. No entity controls Purchaser, directly or indirectly. Purchaser does not meet the threshold provided for in Section 7A.(a)(2) of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. Section 18a.

                                   ARTICLE V

                               SELLER'S COVENANTS

     Seller agrees that between the date hereof and the Closing:

     SECTION 5.1 CONSUMMATION OF AGREEMENT. Seller shall use its best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

     SECTION 5.2. ACCESS. Seller shall afford Purchaser and its accountants and auditors, legal counsel and other representatives reasonable access to the books, records, contracts, documents, properties and facilities of Seller pertaining to the Bernal Assets and the Business, and Seller shall instruct its officers, employees, accountants, auditors, legal counsel and other representatives to reasonably cooperate with such investigations and to furnish all such information as Purchaser may from time to time reasonably request. In particular, upon the prior consent of Seller given on a specified party-by-party basis, Seller shall cooperate with Purchaser in introducing Purchaser to the key customers, suppliers, secured and unsecured creditors and other parties having significant business relations with Bernal, and Purchaser shall be authorized to negotiate with said parties to confirm and/or modify terms and conditions under which said parties shall continue to do business with the Business following the Closing.

     SECTION 5.3. APPROVALS OF THIRD PARTIES. Seller shall use its best efforts to secure, as soon as practicable after the date hereof, all necessary approvals and consents of third parties to the consummation of the transactions contemplated hereby.

     SECTION 5.4. PRESERVATION OF BUSINESS. Seller shall have, until the Closing Date, continued in all respects the ordinary and usual conduct of the Business and shall have sought to preserve for Purchaser Seller's relations through the Business with its customers, suppliers, employees and others conducting business with Seller and the Business subject to the financial constraints and conditions presently experienced by Seller and the Business.

     SECTION 5.5. CONDUCT OF BUSINESS. Seller, with respect to the Business, will not incur any material liabilities, or enter into any material contracts or obligation other than in the ordinary course of business, except with the written consent of Purchaser, which consent shall not be unreasonably withheld.

     SECTION 5.6. ACQUISITION PROPOSALS. Purchaser and Seller acknowledge and agree that Seller may, prior to Closing, solicit, directly or indirectly, or negotiate with other parties concerning the sale of the Bernal Assets, and enter into an agreement to sell the Bernal Assets to a third party other than Purchaser; provided, however, in the event Seller enters into any agreement, arrangement, commitment or understanding during said period with any other party concerning the sale of the Bernal Assets, the sale of stock of Seller, any business combination involving Seller or any other transaction that, if consummated, would have the effect of prohibiting, restricting or impairing Seller's ability to sell the Bernal Assets to Purchaser as herein contemplated, or conditioning the sale of the Bernal Assets upon any such other party's consent or approval, Seller agrees to pay to Purchaser, at the closing of such alternative transaction, as liquidated damages and not as a penalty, a sum equal to the lesser of: (i) all of Purchaser's costs, expenses, fees and commissions incurred with respect to this contemplated transaction, or (ii) $100,000.

                                   ARTICLE VI

                             PURCHASER'S COVENANTS

     Purchaser agrees that between the date hereof and the Closing:

     SECTION 6.1. CONSUMMATION OF AGREEMENT. Purchaser shall use its best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

     SECTION 6.2. USE OF SELLER MATERIALS. Purchaser agrees to treat as confidential during and after its investigations related to the transactions contemplated hereby all information and materials divulged pursuant thereto and, in the event the transactions are not consummated, Purchaser agrees to return to Seller all information and materials.

                                   ARTICLE VII

                               CLOSING CONDITIONS

     SECTION 7.1. CONDITIONS TO OBLIGATIONS OF EACH PARTY UNDER THIS AGREEMENT. The respective obligations of each party to affect the transactions contemplated by this Agreement will be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the parties, in whole or in part, to the extent permitted by applicable law:

     (a) APPROVALS. The transactions contemplated by this Agreement shall have been approved by the Board of Directors of Purchaser, the Board of Directors of Seller and the secured lenders of Seller, to the extent required, and all necessary regulatory authorities and all applicable waiting periods with respect thereto shall have expired; and

     (b) NONCOMPETITION AGREEMENT. The parties shall have entered into a noncompetition agreement in the form attached hereto as Exhibit 7.1(b) (the
                                                        --------------
"Noncompetition Agreement").

     (c) LITIGATION. No action, suit, proceeding or investigation shall be pending before any court or governmental body or agency, or instituted by a governmental body or agency to restrain or prevent the carrying out of the transactions contemplated by this Agreement.

     (d) CONSENTS AND ASSIGNMENTS. Seller shall have obtained the necessary consents and assignments set forth on Exhibit 2.2.
                                      -----------

     SECTION 7.2. PURCHASER'S CONDITIONS PRECEDENT. Except as may be waived in writing by Purchaser, the obligations of Purchaser hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained herein shall be true and correct in all material respects on the Closing Date effective as of the Effective Date; and Purchaser shall have received an officer's certificate of Seller, dated as of the Closing Date, to the foregoing effect.

     (b) COVENANTS AND CONDITIONS. Seller shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by Seller prior to the Closing Date; and Purchaser shall have received an officer's certificate of Seller, dated as of the Closing Date, to the foregoing effect.

     (c) OPINION. Counsel to Seller shall have delivered to Purchaser its opinion, dated as of the Closing Date, in form and substance to the effect set forth in Exhibit 7.2(c).
         --------------

     (d) MESC FORM 1027. Seller shall have provided to Purchaser a fully executed Michigan Employment Security Commission Form 1027.

     (e) NFPA. Seller shall have provided Purchaser with a fully executed Non-Foreign Person Affidavit.

     (f) NO MATERIAL ADVERSE CHARGE. There shall have been no material adverse change to the Bernal Assets or the liabilities, financial condition or prospects of the Business prior to the Effective Date.

     (g) CLOSING DELIVERIES. Purchaser shall have received all documents, duly executed, referred to in Section 8.1.

     SECTION 7.3.  SELLER'S CONDITIONS PRECEDENT.   Except as may be waived in
writing by Seller, the obligations of Seller hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained herein shall be true and correct in all material respects on the Closing Date


                                    -xxiii-
effective as of the Effective Date; and Purchaser shall have delivered to Seller an officer's certificate of Purchaser, dated as of the Closing Date, to the foregoing effect.

     (b) COVENANTS AND CONDITIONS. Purchaser shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date; and Purchaser shall have delivered to Seller an officer's certificate of Purchaser, dated as of the Closing Date, to the foregoing effect.

     (c) OPINION. Counsel to Purchaser shall have delivered to Seller its opinion, dated as of the Closing Date, in form and substance to the effect set forth on Exhibit 7.3(c).
         --------------

     (d) CLOSING DELIVERIES. Seller shall have received all documents, duly executed, referred to in Section 8.2.

                                 ARTICLE VIII

                               CLOSING DELIVERIES

     SECTION 8.1. DELIVERIES OF SELLER. At the Closing, Seller shall deliver to Purchaser the following:

     (a) the Bill of Sale, Assignment and Assumption Agreement in the form attached as Exhibit 8.1(a);
            --------------

     (b) an officer's certificate of Seller, dated the Closing Date, as to the material truth and correctness of the representations and warranties of Seller contained herein dated the Closing Date and effective as of the Effective Date pursuant to Section 7.2(a);

     (c) an officer's certificate of Seller, dated the Closing Date, (i) as to the material performance of and compliance by Seller with all covenants contained herein dated the Closing Date and effective as of the Effective Date and (ii) certifying that all material conditions precedent of Seller to the Closing have been satisfied pursuant to Section 7.2(b);

     (d) an opinion of Jackson & Walker, L.L.P., counsel to Seller, dated as of the Closing Date, pursuant to Section 7.2(c);

     (e)  the Noncompetition Agreement;

     (f)  the Product Drawings in computer readable format; and

     (g)  automobile titles for vehicles.

     SECTION 8.2. DELIVERIES OF PURCHASER. At the Closing, Purchaser shall deliver to Seller:

     (a)  the Purchase Price in immediately available funds;

     (b)  the Bill of Sale, Assignment and Assumption Agreement;

     (c) an officer's certificate of Purchaser, dated the Closing Date, as to the material truth and correctness of the representations and warranties of Purchaser contained herein dated the Closing Date and effective as of the Effective Date pursuant to Section 7.3(a);

     (d) an officer's certificate of Purchaser, dated the Closing Date, (i) as to the material performance and compliance by Purchaser with all covenants contained herein on and as of the Closing Date and (ii) certifying that all material conditions precedent of Purchaser to the Closing have been satisfied pursuant to Section 7.3(b); and

     (e) an opinion of Miller, Canfield, Paddock and Stone, P.L.C., counsel to Purchaser, dated as of the Closing Date pursuant to Section 7.3(c).

                                  ARTICLE IX

                                   REMEDIES

     SECTION 9.1. INDEMNIFICATION BY SELLER. Subject to the terms and conditions of this Article, Seller agrees for the one year period beginning on the Closing Date to indemnify, defend and hold Purchaser and its directors, officers, agents, attorneys and affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys' fees and expenses (collectively, "Damages"), asserted against or incurred by such indemnitees by reason of or resulting from (i) a material breach of Sections 3.1, 3.2, 3.3, 3.5., 3.6, 3.7(d), 3.9, 3.12, 3.15
and 3.20; provided, however, that Seller shall not indemnify Purchaser for any Warranty Obligations and (ii) failure to pay or discharge any of the Retained Liabilities; provided, however, that such indemnification pertaining to the Retained Liabilities shall not be limited to a certain time period, but shall be for an indefinite period.

     SECTION 9.2. INDEMNIFICATION BY PURCHASER. Subject to the terms and conditions of this Article, Purchaser agrees to indemnify, defend and hold Seller and its respective directors, officers, agents, attorneys and affiliates harmless from and against all Damages asserted against or incurred by any of such indemnitees by reason of or resulting from (i) the failure of Purchaser to pay, perform and discharge when due any of the Assumed Liabilities and (ii) the operation of the Business by Purchaser after the Effective Date.

     SECTION 9.3. LIMITATIONS ON SELLER'S INDEMNITY. Seller shall not be liable for claims for Damages covered under Section 9.1 until the aggregate of such claims for Damages for which Seller is liable are in excess of $175,000 (the "Liability Threshold") and then only to the extent that such amount exceeds the Liability Threshold. Notwithstanding the foregoing, Seller's aggregate liability shall not exceed $2,000,000 until the six month anniversary of the Closing Date, and shall not exceed $1,000,000 until the one year anniversary of the Closing Date; provided, however, that the foregoing limitation on Seller's indemnity shall not apply to Seller's indemnification regarding Retained Liabilities or to the representations contained in Section 3.20. After the one year anniversary of the Closing Date Seller shall not be liable for claims for Damages under Section
9.1 with respect to Retained Liabilities.

     SECTION 9.4 CONDITIONS OF INDEMNIFICATION. The respective obligations and liabilities of Seller and Purchaser (the "indemnifying party") to the other (the "party to be indemnified") under Sections 9.1 and 9.2 with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

     (a) Within 20 days (or such earlier time as might be required to avoid prejudicing the indemnifying party's position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that the party to be indemnified may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense of such action or (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the party to be indemnified and the party to be indemnified has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party (in which case, if the party to be indemnified informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified).

     (b) In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party's expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

     (c) Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified.

     (d) The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

     SECTION 9.5. WAIVER. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

     SECTION 9.6. REMEDIES NOT EXCLUSIVE. The remedies provided in this Article shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

     SECTION 9.7. TAX EFFECT OF INDEMNIFICATION. Notwithstanding any term or provision of this Agreement to the contrary, any indemnity payments owed by one party ot another party to this Agreement shall be reduced by any tax benefits to the party claiming indemnity hereunder and increased by any tax detriments to the party claiming idemnity hereunder.

     SECTION 9.8. PRODUCT LIABILITY. Purchaser and Seller mutually agree as follows:

     (a) PRODUCT LIABILITY OF SELLER. Seller is solely responsible for any and all claims for injury (including death) or claims for Damages direct or consequential, resulting from or connected with finished products or services of the Business shipped before the Closing Date (excluding Warranty Obligations).

     (b) PRODUCT LIABILITY OF BUYER. Purchaser is solely responsible for any and all claims for injury (including death) or claims for Damages direct or consequential, resulting from or connected with finished products or services of the Business (whenever manufactured) shipped on or after the Closing Date (excluding Warranty Obligations).



     SECTION 9.9. SURVIVAL. The representations and warranties of Seller contained in Sections 3.1, 3.2, 3.3, 3.5, 3.6, 3.7(d), 3.9, 3.12, 3.15 and 3.20
shall survive the Closing for a period of one (1) year at which time they shall expire except for claims previously made with respect to breaches of such representations and warranties. All other representations and warranties set forth in Article III shall expire at the Closing.
         -----------

                                   ARTICLE X

                                  TERMINATION

     SECTION 10.1.  TERMINATION.  This Agreement may be terminated:

     (a) at any time after March 18, 1997 by either Purchaser or Seller if the Closing has not occurred by that date.

     (b) at any time prior to the Closing Date by mutual agreement of all parties.


                                    -xxvii-

     (c) at any time prior to the Closing Date by Purchaser if any representation or warranty of Seller contained in this Agreement or in any certificate or other document executed and delivered by Seller pursuant to this Agreement is or becomes untrue or breached in any material respect or if Seller fails to comply in any material respect with any covenant contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within 6 days.

     (d) at any time prior to the Closing Date by Seller if any representation or warranty of Purchaser contained in this Agreement or in any certificate or other document executed and delivered by Purchaser pursuant to this Agreement is or becomes untrue or breached in any material respect or if Purchaser fails to comply in any material respect with any covenant contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within 6 days.

     (e)  at the Closing Date by Purchaser if the conditions stated in Section
7.2 have not been satisfied.

     (f) at the Closing Date by Seller if the conditions stated in Section 7.3 have not been satisfied.

In the event this Agreement is terminated pursuant to subparagraph (c), (d), (e) or (f) above, Purchaser and Seller shall each be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available at law or in equity. In the event of a termination of this Agreement under the provisions of this Article, a party not then in material breach of this Agreement shall stand fully released and discharged of any and all obligations under this Agreement.

                                   ARTICLE XI

                                OTHER AGREEMENTS

     SECTION 11.1. EMPLOYEES. Purchaser will offer employment to those employees working in the Business set forth on Exhibit 11.1 (the "Designated Employees")
                                     ------------
effective as of the Effective Date on an at-will basis, at competitive wage levels and benefit packages (provided that Purchaser shall not be obligated to offer pension plan retirement benefits). Immediately prior to the Closing Date, Seller shall terminate all employees of Seller working in the Business. Seller shall be responsible for fully funding all pension liabilities and for payment and satisfaction of all termination or severance benefits, if any, and other obligations to employees in respect thereof.

     SECTION 11.2 FURTHER ASSURANCES. Seller agrees, before and after Closing, at Purchaser's sole cost and expense to provide to Purchaser such other documents and instruments as shall be reasonably necessary to effect the intent of this Agreement and the transactions contemplated hereby.

     SECTION 11.3. PRODUCT DRAWING LICENSE. Seller hereby grants to Purchaser a perpetual, nonexclusive, nonassignable, nontransferable, non sublicensable royalty free license to use the Product Drawings solely in connection with the conduct of the Business; provided,

                                   -xxviii-
however, Purchaser may assign the license granted hereunder to a third party in connection with the sale of all or substantially all of the assets of Purchaser. Purchaser acknowledges that, to Purchaser's knowledge, Seller owns the Product Drawings and that nothing in this Agreement shall be construed as an assignment or grant to Purchaser of any right, title or interest in or to the Product Drawings except for the license granted pursuant to this Section 11.3. Purchaser further acknowledges and agrees that (a) Seller has not made, and is not making, any representation or warranty with respect to the Product Drawings, expressed or implied, including, without limitation, merchantability, the accuracy of the Product Drawings, or sufficiency or fitness of the Product Drawings for any particular purpose, and (b) Seller may continue to use the Project Drawings in connection with its ongoing business subject to the provisions of the Noncompetition Agreement. Purchaser agrees that it will not disclose or make the Product Drawings generally available to third parties except for those disclosures as are reasonably necessary in order for Purchaser to conduct the Business.

     11.4 CHANGSHAU RUST CLAIM. Seller is pursuing a claim against a contract packager and/or freight forwarder for recovery of costs and lost profits in connection with rust and/or insecure packaging damage to certain machinery and equipment shipped to a customer of Seller, Changshau. As part of the claim and settlement of such claim, Seller may require Purchaser to repair or provide additional dies for current dies which may not be usable due to rust or other problems. To the extent that Seller requires replacement dies or services, Purchaser agrees to sell such dies and services to Seller at Purchaser's fully absorbed manufacturing cost plus travel and living expenses, if required, at Purchaser's actual out-of-pocket cost. Purchaser acknowledges that it has no claim with respect to this potential claim and settlement and shall have no right to share or participate in any settlement or recovery proceeds obtained by Seller.

     11.5 CHANGSHAU DIE CONFIGURATION. The Bernal Division has manufactured and delivered dies for Seller's Changshau project to a design and configuration agreed upon between the parties. The Bernal Division has fulfilled its obligations in this regard and Purchaser agrees to provide additional services against purchase orders to be issued at the time such services are requested by Seller, at Purchaser's fully absorbed manufacturing cost plus travel and living expenses, if required, at Purchaser's actual out-of-pocket cost.

     11.6 CHAMPION DIES. The Bernal Division presently has certain dies for Champion that may require certain tasks for completion. If these dies are not shipped complete as of the Closing Date, Purchaser agrees that Purchaser will furnish the manufacturing of such dies and ship as directed by Seller at no additional cost to Seller or Champion, except for modifications as otherwise agreed by Champion.

     11.7 JAMES RIVER ORDER. Seller is negotiating with James River for a folding carton system sale which includes certain equipment to be produced by the Bernal Division. Seller may provide components exclusive of the cutter directly from its Zerand Division and Seller is not obligated to purchase such components from Purchaser. Assuming the contract with James River is executed within 90 days of the Closing Date, if Seller elects to purchase components from Purchaser for such order Purchaser will sell such components to Seller at the current management accounting transfer price less a 10% O.E.M. discount.

     11.8 FUTURE SALES AMONG COMPANIES. Future sales prices by Seller to Purchaser and by Purchaser to Seller shall be based on standard list prices (or standard prices offered to customers if no list price is in effect) less a 10% O.E.M. discount. Pricing may also be further negotiated by Purchaser and Seller in those situations where collectively the price must be lowered to meet the customer expectations or special requirements.

     11.9 TRADE SHOW BOOTH. Purchaser will allow Seller to use the trade show booth under a non-assignable, non-transferable license for up to two (2) times over the 24 month period following the Closing Date. Seller acknowledges that Purchaser shall have first right to use the trade show booth for any Converting Machinery and Manufacturers Association trade show and Seller shall have first right to use the trade show booth for any other trade show. If Seller elects to use the trade show booth, Seller shall provide Purchaser with sixty (60) days advance written notice of the proposed dates of use by Seller, and Seller accepts responsibility for the full cost of moving, set-up, modification, restoration and any other cost incurred in connection with such use and returning the trade show booth to storage after use.

     11.10 COLLECTION OF MONIES AFTER THE CLOSING DATE. All monies received by Seller with respect to the Business from the Bernal lock box shall be promptly turned over to Purchaser and until so remitted shall be held in trust for Purchaser. Seller agrees that for a period of sixty (60) days following the Closing Date Seller will send all such monies to Purchaser by overnight delivery on a daily basis.


                                  ARTICLE XII

                                 MISCELLANEOUS

     SECTION 12.1. AMENDMENT. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto.

     SECTION 12.2. ASSIGNMENT. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto.

     SECTION 12.3. PARTIES IN INTEREST; NO THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

     SECTION 12.4. ENTIRE AGREEMENT. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     SECTION 12.5. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     SECTION 12.6. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF
LAWS) OF THE STATE OF MICHIGAN.

     SECTION 12.7. CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

     SECTION 12.8. GENDER AND NUMBER. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

     SECTION 12.9. REFERENCE TO AGREEMENT. Use of the words "herein", "hereof", "hereto" and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise noted.

     SECTION 12.10. CONFIDENTIALITY; PUBLICITY AND DISCLOSURES. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise that is required by federal securities laws or the rules of American Stock Exchange, (ii) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement (iii) by Purchaser in connection with obtaining financing for the transactions contemplated by this Agreement and conducting an examination of the operations and assets of Seller and (iv) of information that was or becomes generally available to the public other than as a result of an unauthorized disclosure. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any confidential information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed. Confidential information includes, but is not limited to: financial records, surveys, reports, plans, proposals, financial information, information relating to personnel, contracts, stock ownership, liabilities and litigation; provided that should the transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

     SECTION 12.11. NOTICE. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person. Such notice shall be deemed received on the date on which it is hand-delivered or on the third business day following the date on which it is so mailed. For purposes of notice, the addresses of the parties shall be:

          If to Purchaser:    Bernal International, Inc.
                              Attn:  William A. Lawson
                              312 W. Main Street
                              Suite 3W, Matthews Building
                              Owosso, Michigan  48867

          with a copy to:     J. Kevin Trimmer
                              Miller, Canfield, Paddock and Stone, P.C.
                              1400 North Woodward Avenue, Suite 100
                              Bloomfield Hills, Michigan 48304

          If to Seller:       Stevens International, Inc.
                              5500 Airport Freeway
                              Fort Worth, Texas  76117
                              Attn: Chairman and Chief Executive Officer

          with a copy to:     Charles D. Maguire, Jr.
                              Jackson & Walker, L.L.P.
                              901 Main Street, Suite 6000
                              Dallas, Texas 75202

Any party may change its address for notice by written notice given to the other parties in accordance with this Section.

     SECTION 12.12 EXPENSES. The parties hereto shall each pay their own expenses in connection with this Agreement.

     SECTION 12.13 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.


                                    -xxxii-

                                    PURCHASER

                                    BERNAL INTERNATIONAL, INC.

                                    By:  /s/ William A. Lawson
                                         ---------------------------------------
                                    Its: President
                                         ---------------------------------------

                                    SELLER

                                    STEVENS INTERNATIONAL, INC.

                                    By:  /s/ William D. Kist
                                         ---------------------------------------
                                    Its: Vice President
                                         ---------------------------------------



                                   -xxxiii-